Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Company’s fiscal year 2024 comparable store sales excluding fuel increased 1.9 percent

Sunbury, PA (February 25, 2025) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week fourth quarter and the 52-week fiscal year period ended December 28, 2024.

“Our fiscal year 2024 and fourth quarter results were in line with our expectations thanks to the efforts of our associates at every level of our company. During the year, they helped us work through inflation and supply chain issues in key segments of our business while driving sales and net income increases,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “Several factors helped us achieve our results including sustained price investments, disciplined advertising and loyalty marketing programs along with the successful integration of technology to help us improve efficiencies and manage expenses while offering a consistently strong customer experience.”

“In 2024, we continued to benefit from strong e-commerce sales, which were up 46 percent for the year,” said Mr. Weis. “We also worked through prior supply chain disruptions of labor and materials to complete 12 major store development projects. In addition, we acquired and converted two stores and began the construction of four new stores in growing markets. We are grateful to our associates who helped us achieve our results and look forward to building on our progress in 2025.”

Fourth Quarter 2024 Results

Net sales totaled $1.23 billion for the 13-week fourth quarter ended December 28, 2024, compared to $1.21 billion for the same period in 2023, up 1.2 percent. Fourth quarter comparable store sales excluding fuel increased 1.1 percent on an individual year-over-year basis and increased 1.3 percent on a two-year stacked basis, adjusted for an additional week in 2022.

The Company’s fourth quarter net income (after provision for income taxes) totaled $34.68 million, which included a $3.21 million pre-tax reduction in deferred compensation plan liability, compared to $20.52 million in 2023, up 69.0 percent. Fourth quarter earnings per share totaled $1.29 compared to $.76 per share for the same period in 2023.

Fiscal Year 2024 Results

Net sales totaled $4.77 billion for the 52-week fiscal year ended December 28, 2024, compared to $4.70 billion for the 52-week fiscal year ended December 30, 2023, up 1.6 percent. Fiscal year 2024 comparable store sales excluding fuel increased 1.9 percent on an individual year-over-year basis and increased 4.2 percent on a two-year stacked basis, adjusted for an additional week in 2022.

The Company’s fiscal year 2024 net income (after provision for income taxes) totaled $109.94 million, which included a $4.58 million pre-tax gain on disposition of fixed assets in the third quarter of 2024 and a $3.21 million pre-tax reduction in deferred compensation plan liability in the fourth quarter of 2024, compared to $103.83 million in 2023, up 5.9 percent. Fiscal year 2024 earnings per share totaled $4.09 compared to $3.86 per share in 2023.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on February 5, 2025, a quarterly cash dividend of $0.34 per share to shareholders of record as of February 18, 2025, payable on March 4, 2025.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter – 2024

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	December 28, 2024	December 30, 2023	(Decrease)
Net sales	$1,227,278,000	$1,212,975,000	1.2%
Other revenue	5,675,000	5,442,000	4.3
Total revenue	1,232,953,000	1,218,417,000	1.2%

Income from operations	42,304,000	29,272,000	44.5%

Income before provision for income taxes	$46,832,000	$32,466,000	44.2%
Provision for income taxes	12,155,000	11,943,000	1.8%
Net income	$34,677,000	$20,523,000	69.0%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.29	$0.76	$0.53

	52 Weeks Ended	52 Weeks Ended	Increase
	December 28, 2024	December 30, 2023	(Decrease)
Net sales	$4,773,880,000	$4,696,950,000	1.6%
Other revenue	17,850,000	17,623,000	1.3
Total revenue	$4,791,730,000	$4,714,573,000	1.6%

Income from operations	131,715,000	137,186,000	(4.0)%

Income before provision for income taxes	$150,275,000	$146,696,000	2.4%
Provision for income taxes	40,334,000	42,868,000	(5.9)%
Net income	$109,941,000	$103,828,000	5.9%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$4.09	$3.86	$0.23

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Fourth Quarter — 2024

(Unaudited)

	Percentage Change
	Fourth Quarter Ended
(amounts adjusted for an additional week in 2022)	2024 vs. 2023	2023 vs. 2022
Comparable store sales, excluding fuel (individual year)	1.1%	0.2%
Comparable store sales, excluding fuel (two-year stacked)	1.3
Comparable store sales (individual year)	0.8	(0.5)%
Comparable store sales (two-year stacked)	0.3%

	Percentage Change
	Year Ended
(amounts adjusted for an additional week in 2022)	2024 vs. 2023	2023 vs. 2022
Comparable store sales, excluding fuel (individual year)	1.9%	2.3%
Comparable store sales, excluding fuel (two-year stacked)	4.2
Comparable store sales (individual year)	1.7	1.7%
Comparable store sales (two-year stacked)	3.4%